Exhibit 1.2
Audited Consolidated Financial Statements for the fiscal year ended March 1, 2008

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of Research In Motion Limited
We have audited the consolidated balance sheets of Research In Motion Limited (the “Company”) as at March 1, 2008 and March 3, 2007 and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended March 1, 2008, March 3, 2007 and March 4, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 1, 2008 and March 3, 2007 and the results of its operations and its cash flows for the years ended March 1, 2008, March 3, 2007 and March 4, 2006 in accordance with United States generally accepted accounting principles.
As discussed in Notes 2 and 9 to the consolidated financial statements, in 2008 the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”. Also, as discussed in Note 11 b), the Company changed its method of accounting for share-based payments in accordance with the Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 1, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our auditors’ report dated April 16, 2008 expressed an unqualified opinion thereon.

Kitchener, Canada, April 16, 2008.	Chartered Accountants Licensed Public Accountants

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of Research In Motion Limited
We have audited the internal control over financial reporting of Research In Motion Limited (the “Company”) as of March 1, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also includes performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 1, 2008 based on the COSO criteria.
We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at March 1, 2008 and March 3, 2007 and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended March 1, 2008, March 3, 2007 and March 4, 2006 and our auditors’ report dated April 16, 2008 expressed an unqualified opinion thereon.

Kitchener, Canada, April 16, 2008.	Chartered Accountants Licensed Public Accountants

Research In Motion Limited
Incorporated under the Laws of Ontario
(United States dollars, in thousands)
Consolidated Balance Sheets

	As at
	March 1,	March 3,
	2008	2007
Assets
Current

Cash and cash equivalents (note 4)	$1,184,398	$677,144
Short-term investments (note 4)	420,709	310,082
Trade receivables	1,174,692	572,637
Other receivables	74,689	40,174
Inventory (note 5)	396,267	255,907
Other current assets (note 18)	135,849	41,697
Deferred income tax asset (note 9)	90,750	21,624

	3,477,354	1,919,265

Long-term investments (note 4)	738,889	425,652

Capital assets (note 6)	705,955	487,579

Intangible assets (note 7)	469,988	138,182

Goodwill (note 8)	114,455	109,932

Deferred income tax asset (note 9)	4,546	8,339

	$5,511,187	$3,088,949

Liabilities
Current

Accounts payable	$271,076	$130,270
Accrued liabilities (notes 13 and 17(c))	690,442	287,629
Income taxes payable (note 9)	475,328	99,958
Deferred revenue	37,236	28,447
Current portion of long-term debt (note 10)	349	271

	1,474,431	546,575

Long-term debt (note 10)	7,259	6,342

Deferred income tax liability (note 9)	65,058	52,532

Income taxes payable (note 9)	30,873	—

	1,577,621	605,449

Shareholders’ Equity
Capital stock (note 11)
Authorized — unlimited number of non-voting, cumulative, redeemable, retractable preferred shares; unlimited number of non-voting, redeemable, retractable Class A common shares and an unlimited number of voting common shares Issued - 562,652,461 voting common shares (March 3, 2007 - 557,613,432)	2,169,856	2,099,696
Retained earnings	1,653,094	359,227
Paid-in capital	80,333	36,093
Accumulated other comprehensive income (loss) (note 16)	30,283	(11,516)

	3,933,566	2,483,500

	$5,511,187	$3,088,949

Commitments and contingencies (notes 10, 12, 13, 14, 18 and 20)
See notes to the consolidated financial statements.
On behalf of the Board:

Jim Balsillie	Mike Lazaridis
Director	Director

Research In Motion Limited
(United States dollars, in thousands)
Consolidated Statements of Shareholders’ Equity

				Accumulated
			Retained	Other
			Earnings	Comprehensive
	Capital Stock	Paid-In Capital	(Deficit)	Income (Loss)	Total

Balance as at February 26, 2005	$2,089,597	$41,577	$(146,599)	$(2,771)	$1,981,804
Comprehensive income (loss):
Net income	—	—	374,656	—	374,656
Net change in unrealized losses on investments available-for-sale	—	—	—	(5,888)	(5,888)
Net change in derivative fair value during the year	—	—	—	18,029	18,029
Amounts reclassified to earnings during the year	—	—	—	(11,344)	(11,344)

Shares issued:
Exercise of stock options	23,269	—	—	—	23,269
Transfers to capital stock from stock option exercises	18,984	(18,984)	—	—	—
Stock-based compensation	—	2,551	—	—	2,551
Excess tax benefits from stock-based compensation	—	3,550	—	—	3,550
Common shares repurchased pursuant to Common Share Repurchase Program	(62,981)	—	(328,231)	—	(391,212)

Balance as at March 4, 2006	$2,068,869	$28,694	$(100,174)	$(1,974)	$1,995,415

Comprehensive income (loss):
Net income	—	—	631,572	—	631,572
Net change in unrealized gains on investments available-for-sale	—	—	—	11,839	11,839
Net change in derivative fair value during the year	—	—	—	(13,455)	(13,455)
Amounts reclassified to earnings during the year	—	—	—	(7,926)	(7,926)

Shares issued:
Exercise of stock options	44,534	—	—	—	44,534
Transfers to capital stock from stock option exercises	18,055	(18,055)	—	—	—
Stock-based compensation	—	19,454	—	—	19,454
Excess tax benefits from stock-based compensation	—	6,000	—	—	6,000
Common shares repurchased pursuant to Common Share Repurchase Program	(31,762)	—	(172,171)	—	(203,933)

Balance as at March 3, 2007	$2,099,696	$36,093	$359,227	$(11,516)	$2,483,500

Comprehensive income (loss):
Net income	—	—	1,293,867	—	1,293,867
Net change in unrealized gains on investments available-for-sale	—	—	—	13,467	13,467
Net change in derivative fair value during the year	—	—	—	37,564	37,564
Amounts reclassified to earnings during the year	—	—	—	(9,232)	(9,232)

Other paid-in capital	—	9,626	—	—	9,626
Shares issued:
Exercise of stock options	62,889	—	—	—	62,889
Transfers to capital stock from stock option exercises	7,271	(7,271)	—	—	-
Stock-based compensation	—	33,700	—	—	33,700
Excess tax benefits from stock-based compensation	—	8,185	—	—	8,185

Balance as at March 1, 2008	$2,169,856	$80,333	$1,653,094	$30,283	$3,933,566

See notes to the consolidated financial statements.

Research in Motion Limited
(United States dollars, in thousands, except per share data)
Consolidated Statements of Operations

	For the Year Ended
	March 1,	March 3,	March 4,
	2008	2007	2006
Revenue
Devices and other	$4,914,366	$2,303,800	$1,526,268
Service and software	1,095,029	733,303	539,577

	6,009,395	3,037,103	2,065,845

Cost of sales
Devices and other	2,758,250	1,265,251	840,549
Service and software	170,564	114,050	85,049

	2,928,814	1,379,301	925,598

Gross Margin	3,080,581	1,657,802	1,140,247

Expenses

Research and development (note 14)	359,828	236,173	158,887
Selling, marketing and administration (notes 17(d) and 18)	881,482	537,922	314,317
Amortization	108,112	76,879	49,951
Litigation (note 12 (b))	—	—	201,791

	1,349,422	850,974	724,946

Income from operations	1,731,159	806,828	415,301

Investment income	79,361	52,117	66,218

Income before income taxes	1,810,520	858,945	481,519

Provision for (recovery of) income taxes (note 9)
Current	587,845	123,553	14,515
Deferred	(71,192)	103,820	92,348

	516,653	227,373	106,863

Net income	$1,293,867	$631,572	$374,656

Earnings per share (note 15)

Basic	$2.31	$1.14	$0.66

Diluted	$2.26	$1.10	$0.64

See notes to the consolidated financial statements.

Research In Motion Limited
(United States dollars, in thousands)
Consolidated Statements of Cash Flows

	For the Year Ended
	March 1,	March 3,	March 4,
	2008	2007	2006
Cash flows from operating activities

Net income	$1,293,867	$631,572	$374,656

Items not requiring an outlay of cash:

Amortization	177,366	126,355	85,873
Deferred income taxes	(67,244)	101,576	77,154
Income taxes payable	4,973	—	—
Stock-based compensation (note 11(b))	33,700	19,063	2,551
Other	3,303	(315)	507

Net changes in working capital items (note 17(a))	130,794	(142,582)	(390,650)

Net cash provided by operating activities	1,576,759	735,669	150,091

Cash flows from financing activities

Issuance of share capital	62,889	44,534	23,269
Other paid-in capital	9,626	—	—
Excess tax benefits from stock-based compensation (note 11(b))	8,185	6,000	—
Common shares repurchased pursuant to Common Share Repurchase Program (note 11(a))	—	(203,933)	(391,212)
Repayment of long-term debt	(302)	(262)	(229)

Net cash provided by (used in) financing activities	80,398	(153,661)	(368,172)

Cash flows from investing activities

Acquisition of long-term investments	(757,656)	(100,080)	(103,179)
Proceeds on sale or maturity of long-term investments	260,393	86,583	61,495
Acquisition of capital assets	(351,914)	(254,041)	(178,732)
Acquisition of intangible assets	(374,128)	(60,303)	(23,702)
Business acquisitions (note 8)	(6,200)	(116,190)	(3,795)
Acquisition of short-term investments	(1,249,919)	(163,147)	(199,194)
Proceeds on sale or maturity of short-term investments	1,325,487	242,601	514,431

Net cash provided by (used in) investing activities	(1,153,937)	(364,577)	67,324

Effect of foreign exchange gain (loss) on cash and cash equivalents	4,034	173	(57)

Net increase (decrease) in cash and cash equivalents for the year	507,254	217,604	(150,814)
Cash and cash equivalents, beginning of year	677,144	459,540	610,354

Cash and cash equivalents, end of year	$1,184,398	$677,144	$459,540

See notes to the consolidated financial statements.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
NATURE OF BUSINESS
Research In Motion Limited (“RIM” or the “Company”) is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, RIM provides platforms and solutions for seamless access to time-sensitive information including email, phone, short messaging service (SMS), Internet and intranet-based applications. RIM technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data. RIM’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry wireless solutions, software development tools and other hardware and software. The Company’s sales and marketing efforts include collaboration with strategic partners and distribution channel relationships to promote the sales of its products and services as well as its own supporting sales and marketing teams. The Company was incorporated on March 7, 1984 under the Ontario Business Corporations Act. The Company’s shares are traded on The Toronto Stock Exchange under the symbol “RIM” and on the Nasdaq Stock Market under the symbol “RIMM”.
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) General
These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented except as described in note 2. Certain of the comparative figures have been reclassified to conform to the current year presentation.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
(b) Fiscal year
The Company’s fiscal year end date is the 52 or 53 weeks ending on the last Saturday of February, or the first Saturday of March. The fiscal years ended March 1, 2008 and March 3, 2007 comprise 52 weeks compared to 53 weeks for the fiscal year ended March 4, 2006.
(c) Basis of consolidation
The consolidated financial statements include the accounts of all subsidiaries with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly-owned.
(d) Use of estimates
The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, allowance for doubtful accounts, provision for excess and obsolete inventory, fair values of assets acquired and liabilities assumed in business combinations, amortization expense, implied fair value of goodwill, realization of deferred income tax

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
assets and the related components of the valuation allowance, provision for warranty and the fair values of financial instruments. Actual results could differ from these estimates.
(e) Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company. Foreign currency denominated assets and liabilities of the Company and all of its subsidiaries are translated into U.S. dollars using the temporal method. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect at the consolidated balance sheet date, non-monetary assets and liabilities at historical exchange rates, and revenues and expenses at the rates of exchange prevailing when the transactions occurred. Resulting exchange gains and losses are included in income.
(f) Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition and are carried on the consolidated balance sheets at fair value.
(g) Trade receivables
Trade receivables which reflect invoiced and accrued revenue are presented net of an allowance for doubtful accounts. The allowance was $2,016 at March 1, 2008 (March 3, 2007 — $1,824). Bad debt expense (recovery) was ($26) for the year ended March 1, 2008 (March 3, 2007 — $274; March 4, 2006 — ($552)).
The allowance for doubtful accounts reflects estimates of probable losses in trade receivables. The Company is dependent on a number of significant customers and on large complex contracts with respect to sales of the majority of its products, software and services. The Company expects the majority of trade receivables to continue to come from large customers as it sells the majority of its devices and software products and service relay access through network carriers and resellers rather than directly. The Company evaluates the collectibility of its trade receivables based upon a combination of factors on a periodic basis.
When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), RIM records a specific bad debt provision to reduce the customer’s related trade receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of trade receivables balances could be further adjusted.
(h) Investments
The Company’s investments, other than cost method investments of $5.5 million, consist of money market and other debt securities, and are classified as available-for-sale for accounting purposes. The Company does not exercise significant influence with respect to any of these investments.
Investments with maturities of less than one year, as well as any investments that management intends to hold for less than one year, are classified as Short-term investments. Investments with maturities of one year or more are classified as Long-term investments.
Investments classified as available-for-sale under Statement of Financial Accounting Standards (“SFAS”) 115 are carried at fair value. Changes in fair value are accounted for through Accumulated other comprehensive income until such investments mature or are sold.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company assesses declines in the value of individual investments for impairment to determine whether the decline is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition and the near-term prospects of the individual investment. In the event that a decline in the fair value of an investment occurs and the decline in value is considered to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.
(i) Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and, the method of assessing hedge effectiveness. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in foreign currency denominated assets, liabilities and anticipated cash flows of hedged items.
SFAS 133 Accounting for Derivative Instruments, as amended by SFAS 137, 138 and 149, requires all derivative instruments to be recognized at fair value on the consolidated balance sheet and outlines the criteria to be met in order to designate a derivative instrument as a hedge and the methods for evaluating hedge effectiveness. The fair value is calculated based on quoted market prices. For derivative instruments designated as fair value or economic hedges, changes in fair value are recognized in current earnings, and will generally be offset by changes in the fair value of the associated hedged asset or liability. For derivative instruments designated as cash flow hedges, the effective portion of changes in fair value are recorded in other comprehensive income and subsequently reclassified to earnings in the period in which the cash flows from the associated hedged transaction affect earnings. Ineffective portions of changes in fair value, if any, are recorded in current earnings. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge, and gains and losses are recognized in earnings at that time. Any future changes in the fair value of the instrument are recognized in current earnings.
(j) Inventories
Raw materials are stated at the lower of cost and replacement cost. Work in process and finished goods inventories are stated at the lower of cost and net realizable value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in-first-out basis.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(k) Capital assets
Capital assets are stated at cost less accumulated amortization. No amortization is provided for construction in progress until the assets are ready for use. Amortization is provided using the following rates and methods:

Buildings, leaseholds and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing equipment, research and development equipment, and tooling	Straight-line over terms between 2 and 8 years
Furniture and fixtures	20% per annum declining balance
(l) Intangible assets
Intangible assets are stated at cost less accumulated amortization and are comprised of licenses, patents and acquired technology. Acquired technology consists of purchased developed technology arising from the Company’s corporate acquisitions. Licenses include licenses or agreements that the Company has negotiated with third parties upon use of third parties’ technology. Patents comprise trademarks, internally developed patents, as well as individual patents or portfolios of patents acquired from third parties. Costs capitalized and subsequently amortized include all costs necessary to acquire intellectual property, such as patents and trademarks, as well as legal defense costs arising out of the assertion of any Company-owned patents.
Intangible assets are amortized as follows:

Acquired technology	Straight-line over 2 to 5 years
Licenses	Lesser of 5 years or on a per unit basis based upon the anticipated number of units sold during the terms of the license agreements
Patents	Straight-line over 17 years or over estimated useful life
(m) Impairment of long-lived assets
The Company reviews long-lived assets such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.
(n) Goodwill
Goodwill represents the excess of the purchase price of business acquisitions over the fair value of identifiable net assets acquired in such acquisitions. Goodwill is allocated as at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate the asset might be impaired.
The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
including goodwill is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired, and the second step is unnecessary.
In the event that the fair value of the reporting unit, including goodwill, is less than the carrying value, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination using the fair value of the reporting unit as if it were the purchase price. When the carrying amount of the reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the consolidated statements of operations.
The Company has one reporting unit which is the consolidated Company.
(o) Income taxes
In accordance with SFAS 109 Accounting for Income Taxes, the Company uses the liability method of tax allocation to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities, and measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company’s deferred income tax asset balance represents temporary differences between the financial reporting and tax basis of assets and liabilities, including research and development costs and incentives, financing costs, capital assets, non-deductible reserves, and operating loss carryforwards, net of valuation allowances. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. If the Company determines that it is more likely than not that it will not be able to realize all or part of its deferred income tax assets in future fiscal periods, the valuation allowance would be increased, resulting in a decrease to net income in the reporting periods when such determinations are made.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development (“SR&ED”) expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
Significant judgment is required in evaluating the Company’s uncertain tax positions and provision for income taxes. Effective March 4, 2007 the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, and prescribes a recognition threshold of more likely than not to be sustained upon examination. In addition, FIN 48 provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods and disclosure and transitions.
(p) Revenue recognition
The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each major category of revenue.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Devices
Revenue from the sales of BlackBerry devices is recognized when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. For hardware products for which software is deemed not to be incidental, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”). The Company records reductions to revenue for estimated commitments related to price protection and for customer incentive programs, including reseller and end-user rebates. The estimated cost of the incentive programs are accrued, based on historical experience, as a reduction to revenue in the period the Company has sold the product and committed to a plan. Price protection is accrued as a reduction to revenue based on estimates of future price reductions and certain agreed customer inventories at the date of the price adjustment.
Provisions are made at the time of sale for warranties, royalties, price protection, rebates and estimated product returns. If the historical data the Company uses to estimate product returns does not properly reflect future returns, these estimates could be revised. If future returns are higher than estimated, they would result in a reduction of revenue. To date, returns of devices and other products have been negligible. As a result, the Company’s accrual with respect to such product returns is not significant.
Service
Revenue from service is recognized rateably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the prebilling is recorded as deferred revenue.
Software
Revenue from licensed software is recognized at the inception of the license term in accordance with SOP 97-2. When the fair value of a delivered element has not been established, the Company uses the residual method to recognize revenue if the fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or that services are provided.
Other
Revenue from the sale of accessories is recognized when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Technical support contracts extending beyond the current period are recorded as deferred revenue. Revenue from repair and maintenance programs is recognized when the service is delivered which is when the title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Revenue for non-recurring engineering contracts is recognized as specific contract milestones are met. The attainment of milestones approximates actual performance.
Shipping and handling costs
Shipping and handling costs charged to earnings are included in Cost of sales where they can be reasonably attributed to certain revenue; otherwise they are included in Selling, Marketing and Administration.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Multiple-element arrangements
The Company enters into transactions that represent multiple-element arrangements which may include any combination of hardware, service and software. These multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting or element for the purpose of revenue recognition. When the appropriate criteria for separating revenue into more than one unit of accounting is met and there is vendor specific objective evidence of fair value for all units of accounting or elements in an arrangement, the arrangement consideration is allocated to the separate units of accounting or elements based on each unit’s relative fair value. This vendor specific objective evidence of fair value is established through prices charged for each revenue element when that element is sold separately. The revenue recognition policies described above are then applied to each unit of accounting.
(q) Research and development
Research costs are expensed as incurred. Development costs for BlackBerry devices and licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers pursuant to SFAS 86 Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The Company’s products are generally released soon after technological feasibility has been established and therefore cost incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.
(r) Government assistance
The Company has received no government assistance in fiscal 2008, 2007 and 2006.
Assistance related to the acquisition of capital assets used for research and development is credited against the cost of related capital assets and all other assistance is credited against related expenses as incurred.
(s) Statements of comprehensive income (loss)
SFAS 130 Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in general-purpose financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The reportable items of comprehensive income are cash flow hedges as described in note 18, and changes in the fair value of investments available-for-sale as described in note 4. Realized gains or losses on available-for-sale investments are reclassified into earnings using the specific identification basis.
(t) Earnings per share
Earnings per share is calculated based on the weighted average number of shares outstanding during the year. The treasury stock method is used for the calculation of the dilutive effect of stock options.
(u) Stock-based compensation plans
The Company has stock-based compensation plans, which are described in note 11(b).
Effective March 5, 2006, the Company adopted the provisions of SFAS 123(R) Share-Based Payment. Under the provisions of SFAS 123(R), stock-based compensation expense is estimated at the grant date based on the award’s

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
fair value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model and is recognized rateably over the vesting period. The BSM model requires various judgmental assumptions including volatility, forfeiture rates and expected option life. If any of the assumptions used in the BSM model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.
The BSM option-pricing model used in SFAS 123(R) is consistent with that used in pro forma disclosures under SFAS 123 Accounting for Stock-Based Compensation, however, SFAS 123(R) requires the Company to factor in an expected forfeiture rate in establishing the expense while under SFAS 123 the Company accounted for forfeitures as they occurred. In fiscal 2007, the Company used the modified prospective transition (“MPT”) method as permitted by SFAS 123(R) to record stock-based compensation expense and accordingly fiscal 2006 and prior periods have not been restated to reflect the impact of SFAS 123(R). Stock-based compensation expense calculated using the MPT approach is recognized on a prospective basis in the financial statements for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning in the Company’s fiscal 2007 year. Stock-based compensation expense for awards granted prior to fiscal 2007 is based on the grant-date fair value as determined under the pro forma provisions of SFAS 123.
Prior to fiscal 2007, the Company accounted for stock-based compensation using Accounting Principles Board No. 25 Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. Under APB 25, compensation expense is measured as of the date on which the number of shares subject to the option and exercise price becomes fixed. Generally, this occurs on the grant date and the award is accounted for as a fixed award. If the number of shares subject to the option and grant price are not fixed as of the grant date, the stock option is accounted for as a variable award until such time as the number of shares subject to the option and/or exercise prices becomes fixed, or the stock option is exercised, is cancelled, or expires.
For fixed awards under APB 25, when the exercise price of stock options granted equals the fair market value of the shares on the date of the grant, no compensation expense is recognized. When the exercise price of the stock options is less than the market price of the underlying stock on the date of grant, this intrinsic value of the award on that date is recorded as stock compensation expense and is recognized rateably over the vesting period.
For variable awards under APB 25, the intrinsic value of stock options is remeasured each reporting period based on the difference between the fair market value of the Company’s stock as of the end of the reporting period and the exercise price of the stock option. If the intrinsic value is negative, no compensation expense is recorded. As a result, the amount of compensation expense or benefit to be recognized each period fluctuates based on changes in the closing stock price from the end of the previous reporting period to the end of the current reporting period. Compensation expense in any given period is calculated as the difference between total earned compensation at the end of the period (i.e. the vested intrinsic value), less total earned compensation at the beginning of the period. Compensation expense for these awards is recognized over the vesting period using an accelerated method of recognition in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan, An Interpretation of APB Opinions No. 15 and 25. In addition, realized gains on the exercise of stock options in any given period are included as compensation expense. Variable accounting is applied until there is a measurement date, the award is exercised, forfeited or expires.
Under APB 25, the Company accounted for modifications to stock options under FASB Interpretation No. 44. Modifications include, but are not limited to, changes made to the number and/or the exercise price of a stock option subsequent to the grant date. If the exercise price of a fixed stock option award is reduced, the award shall be accounted for as variable from the date of the modification to the date the award is exercised, is forfeited, or expires unexercised. The intrinsic value of the award on the modification date is the difference between the fair market value of the Company’s common stock on the date of modification and the exercise price. Compensation expense is recorded in the period of modification for the intrinsic value of the vested portion of the award.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Compensation expense for the unvested portion of the award is recognized over the remaining vesting period.
Under both APB 25 and SFAS 123(R), any consideration paid by employees on exercise of stock options plus any recorded stock-based compensation within additional paid-in capital related to that stock option is credited to capital stock.
The Company has a Restricted Share Unit Plan (the “RSU Plan”) under which eligible participants include any officer or employee of the Company or its subsidiaries. The RSU Plan was approved at the Company’s Annual General Meeting on July 18, 2005 and received regulatory approval in August 2005. Restricted Share Units (“RSUs”) are redeemed for either common shares issued by the Company, common shares purchased on the open market or the cash equivalent on the vesting dates established by the Company. The compensation expense is calculated based on the fair value of the award as defined in SFAS 123(R) and the amount is recognized over the vesting period of the RSU.
On December 20, 2007, the Board of Directors adopted a Deferred Share Unit Plan (the “DSU Plan”) under which each independent director will be credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. At a minimum, 50% of each independent director’s annual retainer will be satisfied in the form of DSUs. The director can elect to receive the remaining 50% in any combination of cash and DSUs. Within a specified period after such a director ceases to be a director, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, subject to receipt of shareholder approval, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards under the provisions of SFAS 123(R). These awards are measured at their fair value on the date of issuance, and remeasured at each reporting period, until settlement.
(v) Warranty
The Company provides for the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs.
The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair cost. To the extent that the Company experiences increased or decreased warranty activity, or increased or decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be required.
(w) Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in Selling, marketing and administration.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
2. ADOPTION OF ACCOUNTING POLICY
Accounting for Uncertainty in Income Taxes
In July 2006, the FASB issued FIN 48 Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in tax positions subject to SFAS 109 Accounting for Income Taxes. FIN 48 provides a recognition threshold and a mechanism to measure and record tax positions taken, or expected to be taken during the filing of tax returns. The mechanism is a two-step process in which the tax position is evaluated for recognition on “a more likely than not” basis that it will be sustained upon examination. If step one is satisfied the position is then evaluated to determine the amount to be recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, interim period accounting, disclosure and transition. The cumulative effect of the application of FIN 48 resulted in the Company reclassifying $25.9 million from current taxes payable to non-current taxes payable for uncertain tax positions not expected to be resolved within one year. There was no cumulative effect adjustment to the Company’s fiscal 2008 opening retained earnings.
3. RECENTLY ISSUED PRONOUNCEMENTS
Fair Value Measurements
In September 2006, the FASB issued SFAS 157 Fair Value Measurements. SFAS 157 clarifies the definition of fair value, establishes a framework for measurement of fair value, and expands disclosure about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2008 except as amended by FSP SFAS 157-1 and FSP SFAS 157-2 and the Company will be required to adopt the standard in the first quarter of fiscal 2010. The Company is currently evaluating what impact, if any, SFAS 157 will have on its consolidated financial statements.
The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS 115
In February 2007, the FASB issued SFAS 159 The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS 115. SFAS 159 permits entities to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. If elected, unrealized gains or losses on certain items will be reported in earnings at each subsequent reporting period. SFAS 159 is effective for the Company as of the beginning of its 2009 fiscal year. The Company does not intend to adopt the fair value measurement provisions of this statement.
Business Combinations
In December 2007, the FASB issued SFAS 141(R) Business Combinations. SFAS 141(R) replaces SFAS 141 Business Combinations. SFAS 141(R) is broader in scope than SFAS 141 which applied only to business combinations in which control was obtained by transferring consideration. SFAS 141(R) applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and the Company will adopt the standard in the first quarter of fiscal 2010 and its effects on future periods will depend on the nature and significance of any business combinations subject to this statement.
Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51
In December 2007, the FASB issued SFAS 160 Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51. SFAS 160 requires that the noncontrolling interest in the equity of a subsidiary be accounted for and reported as equity, provides revised guidance on the treatment of net income and losses

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
attributable to the noncontrolling interest and changes in ownership interests in a subsidiary and requires additional disclosures that identify and distinguish between the interests of the controlling and noncontrolling owners. Pursuant to the transition provisions of SFAS 160, the Company will adopt the standard in the first quarter of fiscal 2010 via retrospective application of the presentation and disclosure requirements. The Company does not expect the adoption of SFAS 160 to have a material effect on the consolidated financial statements.
Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133
In March 2008, the FASB issued SFAS 161 Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133. SFAS 161 enhances the current disclosure framework in SFAS 133 and requires enhanced disclosures about why an entity uses derivative instruments, how derivative instruments are accounted for under SFAS 133 and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008 and the Company is required to adopt the standard in the first quarter of fiscal 2010. The Company has not yet assessed the impact the adoption of SFAS 161 would have on its consolidated financial statements.
4. CASH AND CASH EQUIVALENTS AND INVESTMENTS
The components of cash and investments were as follows:

		Unrealized	Unrealized	Recorded	Cash and Cash	Short-term	Long-term
	Cost Basis	Gains	Losses	Basis	Equivalents	Investments	Investments

As at March 1, 2008
Bank balances	$125,904	$—	$—	$125,904	$125,904	$—	$—
Bank term deposits	116,768	—	—	116,768	114,909	1,859	—
Bank certificates of deposit	93,280	27	(2)	93,305	37,818	55,487	—
Auction-rate securities	55,067	—	(3,230)	51,837	—	14,512	37,325
Commercial paper and corporate notes / bonds	1,041,835	3,442	(54)	1,045,223	666,114	255,975	123,134
Government sponsored enterprise notes	606,879	3,468	(67)	610,280	239,653	92,876	277,751
Asset-backed securities	291,689	3,504	(14)	295,179	—	—	295,179
Other cost investments	5,500	—	—	5,500	—	—	5,500

	$2,336,922	$10,441	$(3,367)	$2,343,996	$1,184,398	$420,709	$738,889

As at March 3, 2007
Bank balances	$11,252	$—	$—	$11,252	$11,252	$—	$—
Bank term deposits	69,868	—	—	69,868	69,868	—	—
Bank certificates of deposit	108,472	—	(10)	108,462	96,344	12,118	—
Auction-rate securities	18,423	—	—	18,423	—	18,423	—
Commercial paper and corporate notes / bonds	800,846	119	(3,131)	797,834	449,113	204,149	144,572
Government sponsored enterprise notes	314,998	—	(2,683)	312,315	50,567	75,392	186,356
Asset-backed securities	95,413	113	(802)	94,724	—	—	94,724

	$1,419,272	$232	$(6,626)	$1,412,878	$677,144	$310,082	$425,652

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The contractual maturities of debt securities at March 1, 2008 were recorded as follows:

	Cost	Fair
	Basis	Value

Due in one year or less	$1,611,790	$1,612,688
Due after one year through five years	638,958	648,022
Due after five years through ten years	25,607	25,949
Due after ten years	55,067	51,837
No fixed maturity date	5,500	5,500

	$2,336,922	$2,343,996

Realized gains and losses on available-for-sale securities comprise the following:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Realized gains	$10	$—	$211
Realized losses	(410)	—	(236)

	$(400)	$—	$(25)

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Investments with continuous unrealized losses for less than and greater than 12 months and their related fair values were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses

As at March 1, 2008

Government sponsored enterprise notes	$11,520	$67	$—	$—	$11,520	$67
Commercial paper and corporate bonds	199,726	36	10,648	18	210,374	54
Asset-backed securities	6,820	2	6,694	12	13,514	14
Auction-rate securities	37,326	3,230	—	—	37,326	3,230
Bank certificates of deposit	30,175	2	—	—	30,175	2

	$285,567	$3,337	$17,342	$30	$302,909	$3,367

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses

As at March 3, 2007

Government sponsored enterprise notes	$15,057	$6	$241,635	$2,677	$256,692	$2,683
Commercial paper and corporate bonds	25,440	3	227,775	3,128	253,215	3,131
Asset-backed securities	—	—	60,060	802	60,060	802
Bank certificates of deposit	12,118	10	—	—	12,118	10

	$52,615	$19	$529,470	$6,607	$582,085	$6,626

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Auction-rate securities account for $3.2 million of the total $3.4 million unrealized losses. Auction-rate securities are debt instruments with long-term nominal maturity dates for which the interest rates are reset through a dutch auction process, typically every 7, 28 or 35 days. Interest is paid at the end of each auction period, and the auction normally serves as the mechanism for securities holders to sell their existing positions to interested buyers. As at March 1, 2008, the Company held $55.0 million in face value of auction rate securities, all of which carry AAA ratings. Included in this amount are $40.5 million in face value of auction rate securities that are experiencing failed auctions as a result of more sell orders than buy orders, and these auctions have not yet returned to normal operations. The interest rate for these securities has been set at the maximum rate specified in the program documents (a predetermined basis points spread over LIBOR), and interest continues to be paid every 28 days as scheduled. As a result of the lack of continuing liquidity in these securities, the Company has adjusted the reported value to reflect an unrealized loss of $3.2 million, which the Company considers temporary and is reflected in other comprehensive income. In valuing these securities, the Company used a multi-year investment horizon and considered the underlying risk of the securities and the current market interest rate environment. The Company has the ability and intent to hold these securities until such time that market liquidity returns to normal levels and does not consider the principal or interest amounts on these securities to be materially at risk at this time. As there is uncertainty as to when market liquidity for auction-rate securities will return to normal, the Company has classified the failing auction-rate securities as long-term investments on the balance sheet. As at March 1, 2008, the Company does not consider these long-term investments to be other-than-temporarily impaired.
The additional unrealized losses of $0.2 million for investment grade debt securities were related to changes in interest rates and overall market conditions. The Company believes that it is probable that it will be able to collect all amounts due according to the contractual terms of the investments. The Company has the ability and intent to hold these investments until there is a recovery of fair value which may be at maturity. As a result, the Company does not consider these investments to be other-than-temporarily impaired as at March 1, 2008.
A Structured Investment Vehicle (“SIV”) is a fund that seeks to generate investment returns by purchasing high grade long-term fixed income instruments and funding those purchases by issuing short-term debt instruments. In late 2007, widespread illiquidity in the market has prevented SIVs from accessing necessary funding for ongoing operations. As at March 1, 2008, the Company held $40.0 million face value of SIV securities that were negatively impacted by the changes in market conditions and has recognized through net income an other-than-temporary impairment charge of $5.6 million on these securities for the year ended March 1, 2008.
In determining the value for these securities, the Company has considered available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the debt securities.
One of the programs with a $25.0 million face amount included in the total $40.0 million of SIV holdings has been placed with an enforcement manager to be restructured or sold at the election of each senior note holder. The Company has elected to participate in the restructuring of the securities. The Company believes that the anticipated restructuring will likely result in extended maturities and/or a pro-rata distribution of proceeds from the income and principal payments on the assets underlying the securities. Given the uncertainty of the restructuring at this time, the Company cannot determine the potential impact that a restructuring will have on the value of these securities and has classified these securities as long-term investments. The Company may recognize additional impairment charges on these securities if the restructuring is unsuccessful or there is an other-than-temporary deterioration in the value of the underlying assets.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The remaining $15.0 million face amount of SIV holdings were sold by the Company subsequent to March 1, 2008 for a realized loss of $1.8 million. This loss is included in the other-than-temporary impairment charge as described above and these securities have been classified as short-term investments as of March 1, 2008.
5. INVENTORY
Inventory is comprised as follows:

	March 1,	March 3,
	2008	2007

Raw materials	$167,185	$121,439
Work in process	239,610	141,938
Finished goods	9,233	8,413
Provision for excess and obsolete inventory	(19,761)	(15,883)

	$396,267	$255,907

6. CAPITAL ASSETS
Capital assets are comprised of the following:

	March 1, 2008
		Accumulated	Net book
	Cost	amortization	value

Land	$54,085	$—	$54,085
Buildings, leaseholds and other	327,645	46,708	280,937
BlackBerry operations and other information technology	436,681	225,061	211,620
Manufacturing equipment, research and development equipment, and tooling	167,618	95,448	72,170
Furniture and fixtures	150,911	63,768	87,143

	$1,136,940	$430,985	$705,955

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	March 3, 2007
		Accumulated	Net book
	Cost	amortization	value

Land	$39,509	$—	$39,509
Buildings, leaseholds and other	217,941	29,560	188,381
BlackBerry operations and other information technology	304,778	159,739	145,039
Manufacturing equipment, research and development equipment, and tooling	117,958	66,553	51,405
Furniture and fixtures	106,592	43,347	63,245

	$786,778	$299,199	$487,579

As at March 1, 2008, the carrying amount of assets under construction is $93,886 (March 3, 2007 — $15,741). Of this amount, $63,878 (March 3, 2007 — $6,809) is included in Buildings, leaseholds and other; $20,420 (March 3, 2007 — $6,579), is included in BlackBerry operations and other information technology; and $9,588 (March 3, 2007 — $2,353) is included in Manufacturing equipment, research and development equipment, and tooling.
For the year ended March 1, 2008, amortization expense related to capital assets was $133,048 (March 3, 2007 - $93,497; March 4, 2006 — $62,678).
7. INTANGIBLE ASSETS
Intangible assets are comprised of the following:

	March 1, 2008
		Accumulated	Net book
	Cost	amortization	value

Acquired technology	$59,674	$29,749	$29,925
Licenses	94,444	32,410	62,034
Patents	399,232	21,203	378,029

	$553,350	$83,362	$469,988

	March 3, 2007
		Accumulated	Net book
	Cost	amortization	value

Acquired technology	$58,639	$19,183	$39,456
Licenses	90,811	68,177	22,634
Patents	87,630	11,538	76,092

	$237,080	$98,898	$138,182

On December 21, 2007, the Company entered into a patent assignment and license agreement to acquire a

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
portfolio of patents for GSM/UMTS technologies. The purchase price was 120 million Euros or $172 million. On February 28, 2008, the Company entered into a patent assignment and license agreement to acquire a portfolio of patents for speech coding technology. The purchase price was $90 million. The acquired patents were recorded as Intangible assets and are being amortized over their estimated useful lives.
For the year ended March 1, 2008, amortization expense related to intangible assets was $44,318 (March 3, 2007 — $32,858; March 4, 2006 — $23,195). Total additions to intangible assets in fiscal 2008 were $376,123 (2007 — $85,111).
Based on the carrying value of the identified intangible assets as at March 1, 2008 and assuming no subsequent impairment of the underlying assets, the annual amortization expense for the next five fiscal years is expected to be as follows: 2009 — $67 million; 2010 — $49 million; 2011 - $41 million; 2012 — $35 million; and 2013 — $33 million.
8. BUSINESS ACQUISITIONS
During the third quarter of fiscal 2008, the Company purchased the assets and intellectual property of a company. The transaction closed on November 19, 2007. The impact of this acquisition was not material to the Company’s consolidated operating results in fiscal 2008.
During the second quarter of fiscal 2008, the Company purchased 100% of the common shares of a company whose proprietary software will be incorporated into the Company’s software. The transaction closed on August 22, 2007. The operating results were not material to the Company’s consolidated operating results in fiscal 2008.
In the acquisitions noted above, the consideration paid by the Company was cash and the results of the acquirees’ operations have been included in the consolidated financial statements commencing from each respective closing date to March 1, 2008.
During the third quarter of fiscal 2007, the Company purchased 100% of the common shares of a company whose proprietary software will be incorporated into the Company’s software. The transaction closed on September 22, 2006.
During the second quarter of fiscal 2007, the Company purchased 100% of the common shares of Slipstream Data Inc. (“Slipstream”). The transaction closed on July 7, 2006. Slipstream provides acceleration, compression and network optimization to enhance the online experience for mobile, dial and broadband subscribers, while significantly reducing bandwidth requirements.
During the first quarter of fiscal 2007, the Company purchased 100% of the common shares of Ascendent Systems Inc. (“Ascendent”). The transaction closed on March 9, 2006. Ascendent specializes in enterprise solutions to simplify voice mobility implementations and allows the Company to further extend and enhance the use of wireless communications by offering a voice mobility solution that helps customers align their mobile voice and data strategies.
During the first quarter of fiscal 2006, the Company purchased 100% of the common shares of a company whose proprietary software was incorporated into the Company’s software. The transaction closed on March 24, 2005.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition along with prior year’s acquisition allocations:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Assets purchased
Current assets	$23	$3,707	$158
Capital assets	—	802	—
Deferred income tax asset	—	10,440	259
Acquired technology	1,035	40,266	6,223
Intangible assets	960	—	—
Goodwill	4,523	80,906	—

	6,541	136,121	6,640

Liabilities assumed	—	8,597	645
Deferred income tax liability	341	11,334	2,200

	341	19,931	2,845

Net non-cash assets acquired	6,200	116,190	3,795
Cash acquired	1	3,649	3

Net assets acquired	$6,201	$119,839	$3,798

Consideration
Cash	$6,201	$119,839	$3,798

The acquisitions were accounted for using the purchase method whereby identifiable assets acquired and liabilities assumed were recorded at their estimated fair value as of the date of acquisition. The excess of the purchase price over such fair value was recorded as goodwill. Acquired technology includes current and core technology, and is amortized over periods ranging from two to five years.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
9. INCOME TAXES
The difference between the amount of the provision for (recovery of) income taxes and the amount computed by multiplying income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Statutory Canadian tax rate	35.7%	36.1%	36.1%

Expected income tax provision	$645,994	$310,215	$173,925
Differences in income taxes resulting from:
Manufacturing and processing activities	(24,984)	(12,097)	(7,143)
Investment tax credits	(58,726)	(37,054)	(53,385)
Foreign exchange	(30,826)	(2,111)	597
Foreign tax rate differences	(29,909)	(37,574)	(8,162)
Enacted tax rate changes	(4,648)	(2,778)	—
Non-deductible stock compensation	10,400	6,394	798
Other differences	9,352	2,378	233

	$516,653	$227,373	$106,863

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Income before income taxes:
Canadian	$1,635,074	$718,004	$445,749
Foreign	175,446	140,941	35,770

	$1,810,520	$858,945	$481,519

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
     The provision for (recovery of) income taxes consists of the following:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Provision for (recovery of) income taxes:

Current
Canadian	$555,895	$114,073	$11,608
Foreign	31,950	9,480	2,907
Deferred
Canadian	(73,294)	100,261	92,340
Foreign	2,102	3,559	8

	$516,653	$227,373	$106,863

     Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	March 1,	March 3,
	2008	2007

Assets
Financing costs	$49	$3,077
Non-deductible reserves	102,737	41,917
Tax loss carryforwards	18,245	18,669
Unrealized losses on financial instruments	—	2,712
Other tax carryforwards	198	1,187

Net deferred income tax assets	121,229	67,562

Liabilities
Capital assets	68,140	63,408
Unrealized gains on financial instruments	11,383	—
Research and development	11,468	26,723

Net deferred income tax liabilities	90,991	90,131

Net deferred income tax asset (liability)	$30,238	$(22,569)

Deferred income tax asset — current	$90,750	$21,624
Deferred income tax asset — long term	4,546	8,339
Deferred income tax liability — long-term	(65,058)	(52,532)

	$30,238	$(22,569)

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company determined that it was more likely than not that it can realize its deferred income tax assets. Accordingly, no valuation allowance is required on its deferred income tax assets (March 3, 2007 — $nil). The Company will continue to evaluate and examine the valuation allowance on a regular basis and when required, the valuation allowance may be adjusted.
The Company has not provided for Canadian deferred income taxes or foreign withholding taxes that would apply on the distribution of the earnings of its non-Canadian subsidiaries, as these earnings are intended to be reinvested indefinitely.
The Company adopted the provisions of FIN 48 Accounting for Uncertainty in Income Taxes at the beginning of fiscal 2008 (“the adoption date”). The Company’s total unrecognized tax benefits as at the adoption date and March 1, 2008 were $152.7 million and $175.4 million respectively. The change in unrecognized tax benefits during fiscal 2008 relates to a $33.4 million increase due to changes in measurement of existing uncertain tax positions related to the appreciation of the Canadian dollar versus U.S. dollar, enacted tax rate changes and other measurement criteria, offset by a $10.7 million decrease regarding the settlement during the third quarter of the fiscal 2008 of an unrecognized tax benefit related to ITCs on research and development expenditures. A reconciliation of the beginning and end amount of unrecognized tax benefits is as follows:

(in millions)

Unrecognized tax benefits balance as at March 4, 2007	$152.7
Gross increase for tax positions of prior years	6.3
Settlement of tax positions	(10.7)
Foreign exchange	32.7
Other	(5.6)

Unrecognized tax benefits balance as at March 1, 2008	$175.4

As at March 1, 2008, the total unrecognized tax benefits of $175.4 million include approximately $138.2 million of unrecognized tax benefits that have been netted against related deferred income tax assets. The remaining $37.2 million is recorded within current taxes payable and other non-current taxes payable on the Company’s consolidated balance sheet as of March 1, 2008.
The Company’s total unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate were $152.7 and $175.4 million as at the adoption date and March 1, 2008 respectively.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada (1)	Fiscal 2001 — 2008
United States (1)	Fiscal 2003 — 2008
United Kingdom	Fiscal 2002 — 2008

(1)	Includes federal as well as provincial and state jurisdictions, as applicable.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes. Specifically, the Canada Revenue Agency (“CRA”) is currently examining the Company’s fiscal 2001-2005 Canadian corporate tax filings. The Company expects the CRA to conclude its examination in fiscal 2009. The CRA has also given the Company notice that it will begin examining the Company’s fiscal 2006 and fiscal 2007 Canadian corporate tax filings in fiscal 2009. The Company has other non-Canadian income tax audits pending. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations. The Company believes it is reasonably possible that approximately $8.9 million of its gross unrecognized tax benefit will decrease during fiscal 2009.
The Company recognizes interest and penalties related to unrecognized tax benefits as interest expense that is netted and reported within Investment income. The amount of interest and penalties accrued as at March 1, 2008 and the adoption date is approximately $4.4 million and nil respectively.
10. LONG-TERM DEBT
At March 1, 2008, long-term debt consisted of mortgages with interest rates ranging between 6.88% and 7.90%, against which certain land and building are pledged as collateral. The carrying value of the collateral at March 1, 2008 is $10,295. All mortgage loans are denominated in Canadian dollars and mature on March 1, 2009.
Interest expense on long-term debt for the year was $518 (March 3, 2007 — $494; March 4, 2006 - $483).
The scheduled long-term debt principal payments for the fiscal years 2009 through to maturity are as follows:

For the years ending
2009	$349
2010	7,259

$7,608

The Company has a $100 million Demand Credit Facility (the “Facility”) to support and secure operating and financing requirements. As at March 1, 2008, the Company has utilized $18.4 million of the Facility for outstanding letters of credit and $81.6 million of the Facility was unused. The Company has pledged specific investments as security for this Facility.
The Company has an additional $2.6 million Demand Credit Facility (the “Additional Facility”). The Additional Facility is used to support and secure other operating and financing requirements. As at March 1, 2008, the Company has utilized $1.5 million of the Additional Facility for outstanding letters of credit and $1.1 million of this facility was unused. The Company has pledged specific investments as security for this facility.
11. CAPITAL STOCK
(a) Share capital
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. There are no Class A common shares or preferred shares outstanding.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company declared a 3-for-1 stock split of the Company’s outstanding common shares on June 28, 2007. The stock split was implemented by way of a stock dividend. Shareholders received an additional two common shares of the Company for each common share held. The stock dividend was paid on August 20, 2007 to common shareholders of record at the close of business on August 17, 2007. All share, earnings per share and stock option data for the current, year to date and prior comparative periods have been adjusted to reflect this stock dividend.
The following details the changes in issued and outstanding common shares for the three years ended March 1, 2008:

Number
Outstanding
(000’s)
Common
Shares
Balance as at February 26, 2005	568,455

Exercise of stock options	8,511
Common shares repurchased pursuant to Common Share Repurchase Program	(18,960)

Balance as at March 4, 2006	558,006

Exercise of stock options	9,126
Conversion of restricted share units	21
Common shares repurchased pursuant to Common Share Repurchase Program	(9,540)

Balance as at March 3, 2007	557,613

Exercise of stock options	5,039

Balance as at March 1, 2008	562,652

On October 11, 2005, the Company’s Board of Directors approved the repurchase by the Company, from time to time, on the Nasdaq Stock Market, of up to an aggregate of 28.5 million common shares during the subsequent 12 month period. This represented approximately 5% of the Company’s outstanding shares. Pursuant to the Common Share Repurchase Program, which is no longer in effect, the Company repurchased 19.0 million common shares at a cost of $391,212 during the third quarter of fiscal 2006 and repurchased 9.5 million common shares at a cost of $203,933 during the second quarter of fiscal 2007 which brought the total number of common shares repurchased to the approved maximum of 28.5 million common shares. The amounts paid in excess of the per share paid-in capital of the common shares of $328,231 in the third quarter of fiscal 2006 and $172,171 in the second quarter of fiscal 2007 were charged to retained earnings. All common shares repurchased by the Company pursuant to the Common Share Repurchase Program have been cancelled. The common shares noted above have been adjusted to reflect the 3-for-1 stock split.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(b) Stock-based compensation
Stock Option Plan
The Company has an incentive stock option plan for directors, officers and employees of the Company or its subsidiaries. No stock options were granted to independent directors in fiscal 2008.
Prior to fiscal 2007, the Company accounted for stock-based compensation using APB 25 and related interpretations. Under APB 25, compensation expense is measured as of the date on which the number of shares subject to the option and exercise price becomes fixed. Generally, this occurs on the grant date and the award is accounted for as a fixed award. If the number of shares subject to the option and grant price are not fixed as of the grant date, the stock option is accounted for as a variable award until such time as the number of shares subject to the option and/or exercise prices becomes fixed, or the stock option is exercised, is cancelled, or expires.
Effective in fiscal 2007, the Company adopted SFAS 123(R) to record stock compensation expense, using the MPT method. Under the MPT method, there is no restatement of prior periods. The adoption of SFAS 123(R) has resulted in a charge to earnings of $33.7 million in fiscal 2008 (fiscal 2007 — $18.8 million).
In accordance with SFAS 123(R), beginning in fiscal 2007, the Company has presented excess tax benefits from the exercise of stock-based compensation awards as a financing activity in the consolidated statement of cash flows.
Options granted under the plan generally vest over a period of five years and are generally exercisable over a period of six years to a maximum of ten years from the grant date. The Company issues new shares to satisfy stock option exercises. There are 9.2 million stock options vested and not exercised as at March 1, 2008. There are 13.0 million stock options available for future grants under the stock option plan.
As a result of measures implemented by the Company’s Board of Directors following the Company’s Review (as more fully discussed in note 12(c), certain outstanding stock options held by directors and officers of the Company were required to be repriced to reflect a higher exercise price. In addition, some employees have voluntarily agreed to reprice certain options to reflect a higher exercise price. These options held by these employees have been repriced as of March 1, 2008 and this has been reflected in the tables below. Repriced options in fiscal 2008 include 87 stock option grants to 62 individuals in respect of options to acquire 9,426,000 common shares. In addition, total restitution amounts including interest received in fiscal 2008 for incorrectly priced options that were exercised prior to fiscal 2008 was $8.7 million. As the repricing of the options has increased the exercise price upward, therefore making the options less valuable, there will be no stock compensation expense related to these repricing events.
As previously disclosed, the Company’s Co-Chief Executive Officers voluntarily offered to assist the Company in defraying costs incurred in connection with the Review and the Restatement by contributing CAD $10.0 million (CAD $5.0 million by each Co-CEO) of those costs. As part of a settlement agreement reached with a pension fund as more fully described in note 12(b), an additional CAD $5.0 million (CAD $2.5 million by each Co-CEO) was received in the third quarter of fiscal 2008. The Company received these voluntary payments in the second and third quarters of fiscal 2008 and were recorded net of income taxes as an increase to paid-in capital.
In June 2007, the Board amended the Stock Option Plan to provide that options held by directors of the Company will not terminate upon a director ceasing to be a director of the Company if such person is appointed as a Director Emeritus of the Board. This resulted in a modification for accounting purposes of unvested options previously granted to two directors who where appointed Directors Emeritus during the second quarter of fiscal

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
2008, which in turn required the Company to record additional compensation expense in fiscal 2008 in the amount of $3.5 million.
A summary of option activity since February 26, 2005 is shown below.

	Options Outstanding
		Weighted	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Instrinsic
	(in 000’s)	Price	Life in Years	Value

Balance as at February 26, 2005	33,453	$4.15

Granted during the year	2,733	24.04
Exercised during the year	(8,511)	2.27
Forfeited/cancelled/expired during the year	(792)	3.70

Balance as at March 4, 2006	26,883	$6.78
Granted during the year	1,752	37.15
Exercised during the year	(9,126)	4.30
Forfeited/cancelled/expired during the year	(348)	9.97

Balance as at March 3, 2007	19,161	10.85
Granted during the year	2,518	101.60
Exercised during the year	(5,039)	10.82
Forfeited/cancelled/expired during the year	(174)	31.76

Balance as at March 1, 2008	16,466	$28.66	3.17	$1,261,765

Vested and expected to vest at March 1, 2008	15,982	$27.96	3.13	$1,234,955

Exercisable at March 1, 2008	9,209	$10.40	2.05	$860,129

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common stock on March 1, 2008 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on March 1, 2008. The intrinsic value of stock options exercised during fiscal 2008, calculated using the average market price during the period, was approximately $70 per share.
A summary of unvested stock options since March 3, 2007 is shown below:

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	Options Outstanding
		Average
		Grant
	Number	Date Fair
	(in 000’s)	Value

Balance as at March 3, 2007	9,129	$8.03

Granted during the period	2,518	47.11
Vested during the period	(4,226)	5.65
Forfeited during the period	(164)	11.76

Balance as at March 1, 2008	7,257	$22.89

As of March 1, 2008, there was $133.6 million of unrecognized stock-based compensation expense related to unvested stock options which will be expensed over the vesting period, which, on a weighted-average basis, results in a period of approximately 2.5 years. The total fair value of stock options vested during the year ended March 1, 2008 was $23.9 million.
Cash received from stock option exercises for the year ended March 1, 2008 was $62.9 million (March 3, 2007 — $44.5 million).

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The following table illustrates the effect on reported net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation in fiscal 2006:

For the year ended,
March 4,
2006
Net income — as reported	$374,656
Add: Stock-based employee compensation expense included in restated net income, net of tax	5,942
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of tax	(25,000)

Net income — pro forma	$355,598

Weighted-average number of shares outstanding (000’s) — basic	566,742

Effect of dilutive securities: Employee stock options	19,788

Weighted-average number of shares and assumed conversions — diluted	586,530

Pro forma earnings per common share:
Basic	$0.63
Diluted	$0.61

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The weighted-average fair value of stock options granted during the year was calculated using the BSM option-pricing model with the following assumptions:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Number of options granted (000’s)	2,518	1,752	2,733

Weighted-average Black-Scholes value of each option	$47.11	$16.63	$12.39

Assumptions:
Risk-free interest rate	4.3%	4.8%	4.1%
Expected life in years	4.6	4.4	4.0
Expected dividend yield	0%	0%	0%
Volatility	41% - 57%	44% - 55%	60%
The Company has not paid a dividend in the previous ten fiscal years and has no current expectation of paying cash dividends on its common stock. The risk-free interest rates utilized during the life of the stock option are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common stock at the date of grant based on a combination of the implied volatility of publicly traded options on its common stock, and historical volatility, as the Company believes that this is a better indicator of expected volatility going forward. The expected life of stock options granted under the plan is based on historical exercise patterns which the Company believes are representative of future exercise patterns.
Restricted Share Unit Plan
RSUs are redeemed for either common shares issued by the Company, common shares purchased on the open market or the cash equivalent on the vesting dates established by the Company. Compensation expense is recognized upon issuance of RSUs over the vesting period. The Company recorded $33 of compensation expense with respect to RSUs in the year ended March 1, 2008.
The Company issued 5,000 RSUs in the year ended March 1, 2008 and there were 5,000 RSUs outstanding as at March 1, 2008 (March 3, 2007 — nil).
Deferred Share Unit Plan
Under the DSU Plan, each independent director will be credited with DSUs in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. Grants under the DSU Plan replace the stock option awards that were historically granted to independent members of the Board of Directors. DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, subject to receipt of shareholder approval, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
DSUs are accounted for as liability-classified awards under the provisions of SFAS 123(R). These awards are measured at their fair value on the date of issuance, and remeasured at each reporting period, until settlement.
DSUs are to be awarded on a quarterly basis in future years. The Company issued 8,926 DSUs in the year ended March 1, 2008. The Company had a liability of $965 in relation to the DSU plan as at March 1, 2008.
12. COMMITMENTS AND CONTINGENCIES
(a) Lease commitments
The Company is committed to future minimum annual lease payments under operating leases as follows:

	Equipment and
	Real Estate	other	Total

For the years ending
2009	$15,515	$164	$15,679
2010	14,168	1	14,169
2011	13,157	—	13,157
2012	12,502	—	12,502
2013	10,437	—	10,437
Thereafter	57,903	—	57,903

	$123,682	$165	$123,847

For the year ended March 1, 2008, the Company incurred rental expense of $15,461 (March 3, 2007 — $9,794; March 4, 2006 — $5,767).
(b) Litigation
The Company was the defendant in a patent litigation matter brought by NTP, Inc. (“NTP”) alleging that the Company infringed on eight of NTP’s patents. On March 3, 2006, the Company and NTP jointly announced that they signed definitive licensing and settlement agreements. All terms of the agreement were finalized and the litigation against RIM was dismissed by a court order on March 3, 2006. The agreement eliminated the need for any further court proceedings or decisions relating to damages or injunctive relief. On March 3, 2006, RIM paid NTP $612.5 million in full and final settlement of all claims against RIM, as well as for a perpetual, fully-paid up license going forward. As the litigation was settled in fiscal 2006, no amount is reflected in the results of operations for fiscal 2007 or fiscal 2008. The Company recorded an expense of $201.8 million in fiscal 2006 to account for the additional charge for the final settlement in the amount of $162.5 million, the full writedown of the acquired NTP license that was recorded in March 2005 which, after accumulated depreciation, had net book value of $18.3 million as well as an expense of $21.0 million to account for incremental current and estimated legal and professional fees in connection with this litigation.
By letter dated February 16, 2004, T-Mobile Deutschland GmbH (“TMO-DG”) and T-Mobile International AG (collectively, “TMO”) served RIM’s wholly-owned UK subsidiary, Research In Motion UK Limited (“RIM-UK”), with a third party notice in relation to litigation in Germany (the “Neomax Litigation”) in which the plaintiff, Neomax Co., Ltd. (“Neomax”), formerly Sumitomo Special Metals Co., Ltd., brought an action against

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
TMO in relation to cell phones sold by TMO in Germany for alleged infringement of a European Patent purportedly owned by Neomax, which in very general terms, relates to magnets installed as components in cell phones. On February 16, 2006, a partial judgment was issued by the Court of Appeals in Düsseldorf which rejected Neomax’s damage claim based upon negligent patent infringement and ordered the scheduling of further evidentiary proceedings. On April 3, 2006, Neomax filed an appeal before the German Federal Supreme Court for Civil Matters (BGH) seeking to overturn the partial judgment by the Court of Appeals in Düsseldorf. On March 26, 2007, the German Federal Patent Court delivered a judgment invalidating certain claims of the subject patent. As a result, the appellate courts were asked to stay the outstanding appeals pending the decision of the German Federal Patent Court becoming final and binding. However, the Neomax Litigation was settled effective February 20, 2008 without RIM-UK being required to contribute to the settlement. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008.
By letter dated February 3, 2005 (the “Letter”), TMO-DG delivered to RIM-UK a notice of a claim for indemnity in relation to litigation in Düsseldorf, Germany in which the plaintiff, Inpro, brought action against TMO-DG (the “Litigation”) for infringement of the B1 Patent. The Company joined the Litigation as an intervening party in support of the defendant TMO-DG. The Company also filed an invalidity action in the patent court in Munich Germany. On January 27, 2006, the Munich court declared the B1 Patent invalid. Inpro has appealed the Munich court’s decision and an appeal will not be heard until some time in 2008. On March 21, 2006, the Düsseldorf court stayed the infringement action until a final decision on validity has been made. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the Litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008.
On May 1, 2006, Visto Corporation (“Visto”) filed a complaint in the United States District Court for the Eastern District of Texas, Marshall Division (the “Marshall District Court”), against the Company alleging infringement of four patents (United States Patent No. 6,023,708, 6,085,192, 6,151,606 and 6,708,221) and seeking an injunction and monetary damages. On May 1, 2006, RIM filed a declaratory judgment complaint against Visto in the United States District Court for the Northern District of Texas (Dallas Division) (the “Dallas District Court”) alleging that the Visto 6,085,192, 6,151,606, and 6,708,221 patents are invalid and/or not infringed. RIM filed an amended declaratory judgment complaint in the Dallas District Court on May 12, 2006 adding claims against Visto for infringement of United States Patent No. 6,389,457 and 6,219,694, which are owned by RIM. Visto responded to RIM’s amended complaint on July 5, 2006 by filing declaratory judgment claims in the Dallas District Court that the RIM 6,389,457 and 6,219,694 patents are invalid and/or not infringed. On June 16, 2006, RIM filed a declaratory judgment complaint against Visto in the Dallas District Court alleging that Patent No. 7,039,679 is invalid and/or not infringed The declaratory judgment filed by RIM in the Dallas District Court against Visto’s United States Patents No. 6,085,192, 6,151,606 and 6,708,221 has been dismissed. This will proceed as part of the Visto suit in the Eastern District of Texas. The RIM complaint filed in the Dallas District Court against Visto for infringement of RIM’s United States Patent No. 6,389,457 and 6,219,694 was consolidated with the declaratory judgment action filed by RIM against Visto’s patent No. 7,039,679 into one case. RIM’s complaint filed against Visto for infringement of RIM’s United States Patent No. 6,389,457 and 6,219,694 (consolidated with the declaratory judgment filed by RIM against Visto patent No, 7,039,679) was dismissed to allow RIM to re-file those complaints in the Marshall District Court. RIM’s motion to amend its response to add an infringement claim under the RIM ‘457 and ‘694 patents, along with a declaratory judgment complaint against Visto patent 7,039,679, to the Marshall District Court action was granted on March 6, 2007. RIM’s motion to transfer Visto’s declaratory judgment counterclaims filed on July 5, 2006 (against the RIM Patents, US 6,389,457 and 6,219,694) from the Northern District of Texas Court to the Eastern District of Texas Court was granted on May 17, 2007. All of RIM’s and Visto’s claims and counterclaims filed in the Northern District of Texas will now be heard in the Eastern District of Texas case. As of September 21, 2007, the United States Patent & Trademark Office (“PTO”) has issued office actions in re-examination proceedings, rejecting all

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
claims of each of the five patents asserted against RIM in the patent infringement action filed by Visto in the Eastern District of Texas against RIM on April 28, 2006. On March 14, 2008 the PTO issued final office actions rejecting all the claims of the 7,039,679, 6,151,606 patents and the majority of the claims of the 6,085,192 patent. A claim construction hearing was held on November 1, 2007, in the Eastern District of Texas action. The Magistrate assigned to handle the claim construction hearing granted leave to both RIM and Visto to file supplemental briefs based on Visto’s response to the re-examination proceedings before the PTO. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008.
On August 28, 2007, Visto filed a new complaint in the United States Court for the Eastern District of Texas, Marshall Division, against the Company alleging infringement of two United States Patents (United States Patent No. 5,857,201 and 6,324,542). On October 18, 2007, RIM filed its answer to Visto’s complaint in the Eastern District of Texas. On January 8, 2008, Visto filed an amended complaint adding United States Patent No. 5,968,131. On January 29, 2008, RIM filed an answer to the amended complaint. Proceedings are currently pending.
On June 15, 2007, RIM filed in the United States District Court for the Northern District of California a complaint against Visto for infringement of U.S. Patent No. 5,889,839, which is owned by RIM. On July 9, 2007, Visto filed its answer to RIM’s complaint asserting defences based on non-infringement, invalidity and unenforceability. On August 29, 2007, Visto filed a motion to amend Visto’s answer and add counterclaims of infringement by RIM of United States patents No. 7,255,231 and 7,228,383 in the Northern District of California case. On February 28, 2008, the California Court granted RIM’s request to stay Visto’s counterclaims of infringement of the ‘231 and ‘383 patents pending their re-examination by the USPTO while allowing RIM to proceed on its patent infringement claim against Visto. Proceedings are currently pending.
On July 5, 2006, RIM commenced an action in the Federal Court of Canada against Visto for infringement of RIM’s Canadian Patent No. 2,245,157; 2,356,073 and 2,356,046. The trial is scheduled to commence May 12, 2008. On June 1, 2007, RIM commenced an action in the Ontario Superior Court of Justice against Visto Corporation and two of its executive officers. The action seeks damages for conspiracy, for false and misleading statements in contravention of the Competition Act, for contravention of the Trade-marks Act, for injurious falsehood and for unlawful interference with RIM’s economic relations. Proceedings are currently pending.
On October 30, 2006, RIM commenced an action against Visto in the High Court of Justice (Chancery Division, Patents Court) in London, England. The action sought a declaration that Visto’s U.K. patent [EP (UK) 0,996,905] is invalid and should be revoked. On December 5, 2006, RIM requested that the court decide that RIM’s actions in the U.K. do not infringe the same patent. RIM sent to Visto a non-confidential Product and Process Description (PPD) providing a technical description of RIM’s products offered in the U.K. On February 2, 2007, Visto acknowledged that RIM’s products described in the non-confidential PPD do not infringe Visto’s U.K. patent [EP (UK) 0,996,905]. However, on February 2, 2007 Visto also filed a defence and counterclaim alleging that another RIM product allegedly not in the non-confidential PPD, the Mail Connector product, does infringe Visto’s U.K. patent [EP (UK) 0,996,905]. Visto also alleged that the action filed by RIM in Italy (see below) was filed in bad faith or with gross negligence and that filing the proceedings in Italy amounts to the tort of abuse of process. Visto further has asked the Court to order revocation of RIM’s U.K. patents [EP (UK) 1 096 727] and [EP (UK) 1 126 662]. RIM presented a jurisdictional challenge to Visto’s abuse of process claims related to RIM’s filing of the action in Italy on the basis that the UK Court did not have jurisdiction in the UK for the abuse of process claims. The Court decided in RIM’s favour in a hearing held on April 3, 2007 on RIM’s jurisdictional challenge, and Visto appealed the Court’s decision. On April 13, 2007, in view of the fact that Visto acknowledged that RIM’s products described in the PPD do not infringe the Visto UK patent, RIM served a

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
notice of discontinuance that it was withdrawing its request that the Court decide that the RIM products described in the PPD do not infringe the Visto UK patent. A hearing was held in the UK Court on August 7, 2007 on an application filed by Visto requesting a stay of the litigation. The UK Court denied Visto’s request for a stay. The trial on the invalidity and non-infringement of Visto’s patents proceeded in the UK Court on January 23, 2008. On February 28, 2008, the UK Court rendered a decision wherein it held that Visto’s ‘905 UK patent was invalid for lack of inventive step and not being patentable subject matter. On March 6, 2008, the English Court of Appeal also denied Visto’s appeal in relation to the abuse of process claims.
On December 27, 2006, RIM commenced an action in Italy in the Court of Milan, Specialized Division in Industrial and Intellectual Property. RIM is requesting that the court declare the Italian portion of Visto’s patent No. EP0996905 invalid and declare that RIM’s activities in Belgium, France, Italy, Germany, the Netherlands and Spain do not infringe patent EP0996905. On May 28, 2007 Visto filed a request with the Court of Milan that the Court hold a hearing on the issue of whether the Court has jurisdiction to decide that RIM’s activities in Belgium, France, Italy, Germany, the Netherlands and Spain do not infringe patent EP 0996905. Proceedings are currently pending.
On May 31, 2006, RIM filed a declaratory judgment action in the United States Court for the Northern District of Texas, Dallas Division, against DataQuill BVI, Ltd. in which RIM seeks a ruling that the United States Patent 6,058,304 (“the ‘304 Patent”) is invalid and not infringed by RIM products. On August 15, 2006, DataQuill filed a motion to dismiss to which RIM filed a response on September 15, 2006. On March 27, 2007, the U.S. District Court for the Northern District of Texas issued an order denying DataQuill’s Motion to Dismiss. On April 13, 2007, RIM filed an amended complaint which added a declaratory judgment counterclaim to the suit seeking a ruling that DataQuill’s continuation patent of the 304 patent, United States Patent 7,139,591 (“the ‘591 Patent”) is invalid and not infringed by RIM products. On April 24, 2007, DataQuill filed its answer to RIM’s declaratory judgment complaint. DataQuill counterclaimed for infringement of the ‘304 and ‘591 Patents and is seeking an injunction and monetary damages. A trial date has been scheduled for October 2008. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008.
On June 6, 2007, Minerva Industries (“Minerva”) filed a complaint in the United States District Court for the Eastern District of Texas, Marshall Division (the “Marshall District Court”), against the Company alleging infringement of United States Patent No. 6,681,120 and seeking an injunction and monetary damages. On January 22, 2008, Minerva filed a second complaint in the Marshall District Court against the Company alleging infringement of United States Patent No. 7,321,783 and seeking an injunction and monetary damages RIM answered the first Complaint on January 28, 2008 and the second Complaint on March 14, 2008. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008.
On October 18, 2007, Saxon Innovations, LLC, filed a complaint in the United States District Court for the Eastern District of Texas, Tyler Division, against RIM and thirteen other defendants alleging infringement of United States Patents Nos. 5,592,555, 5,771,394, 5,502,689, and 5,247,621 and seeking an injunction and monetary damages. RIM’s answer to the complaint was originally due January 7, 2008; however, RIM received an extension of time to file answer, and the answer was filed on March 5, 2008. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008.
On November 9, 2007, AutoText Technologies, Inc. (“AutoText”) filed a complaint in the United States District

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Court for the Northern District of Ohio, Eastern Division, against the Company and twenty-three other defendants alleging infringement of United States Patent No. 5,305,205 seeking an injunction and undisclosed monetary damages. AutoText did not serve its complaint on RIM in this litigation. On January 9, 2008, AutoText voluntarily dismissed its own case against RIM.
On December 20, 2007, TeleCommunication Systems, Inc. (“TCS”) filed a complaint in the U.S. District Court for the Eastern District of Virginia, against the Company alleging infringement of United States Patent No. 6,871,215 and seeking monetary damages and an injunction. On March 12, 2008, in response to a joint motion filed by both parties, the Court granted a 30 day extension to RIM’s Answer date so that the parties could pursue settlement negotiations. On April 11, 2008, TCS voluntarily dismissed its lawsuit against RIM in the Eastern District of Virginia pursuant to a standstill agreement that the parties signed earlier the same day. The standstill agreement is effective for a two month period ending June 12, 2008.
On February 16, 2008, the Company filed a complaint in the United States District Court for the Northern District of Texas (Dallas Division) (the “Dallas District Court”) against Motorola alleging breach of contract, antitrust violations, patent infringement of United States Patent Nos. 5,664,055; 5,699,485; 6,278,442; 6,452,588; 6,489,950; 6,611,254, 6,661,255; 6,919,879 and 7,227,536 and seeking a declaratory judgment of non-infringement and invalidity against Motorola United States Patent Nos. 5,359,317; 5,074,684; 5,764,899; 5,771,353; 5,958,006; 5,706,211 and 6,101,531. On February 21, 2008, RIM filed a second complaint in the Dallas District Court seeking a declaratory judgment of non-infringement and invalidity of Motorola US Patent Nos. 5,157,391; 5,394,140; 5,612,682 and 5,974,447. On February 16, 2008, Motorola filed a complaint against the Company in the Eastern District of Texas, Marshall Division alleging infringement of United States Patent Nos. 5,157,391; 5,359,317; 5,394,140; 5,612,682; 5,764,899; 5,771,353 and 5,974,447. On February 20, 2008, Motorola filed an amended complaint adding United States Patent Nos. 5,074,684; 5,706,211; 5,958,006 and 6,101,531 to the complaint. On February 16, 2008, Motorola filed another complaint in the District of Delaware against the Company seeking a declaratory judgment of non-infringement and invalidity related to United States Patent Nos. 5,664,055 and 5,699,485 assigned to RIM as well as United States Patent Nos. 6,611,254, 6,661,255 and 6,919,879. On February 20, 2008, the complaint was amended to include RIM’s United States Patent Nos. 6,278,442; 6,452,588; 6,489,950 and 7,227,536. Proceedings are pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at March 1, 2008
On January 24, 2007, RIM was served with a Notice of Application that was filed with the Ontario Superior Court of Justice — Commercial List by a pension fund that alleges it was a shareholder, seeking various orders against the Company and named directors. On April 27, 2007 RIM was served with a Fresh As Amended Notice of Application (the “Amended Notice of Application”) by the shareholder. The Amended Notice of Application sought an order for a declaration that various actions of the Company and the named directors were oppressive or unfairly prejudicial to, or unfairly disregards the interests of the pension fund. Among other things, the pension fund also sought an order granting it leave to commence a derivative action in the name and on behalf of the Company relating to RIM’s option granting practices, seeking damages and ancillary relief against certain of RIM’s directors. On October 5, 2007, RIM and the other defendants entered into an agreement with the shareholder to settle the application and proposed derivative action. Under the settlement, each of the respondents to the application and each of the defendants in the proposed derivative action denied the allegations made against them by the pension fund. The settlement did not result in the payment of any monetary compensation to the pension fund (apart from legal costs) or past or present RIM shareholders. Pursuant to the terms of the settlement, in exchange for a full release, RIM agreed to certain corporate governance measures that are consistent with previously announced measures, and to pay $1.1 million on account of the shareholder’s legal costs which has been recorded in these consolidated financial statements as at December 1, 2007. In addition, as part of the settlement and consistent with their earlier voluntary agreement (described in RIM’s March 5, 2007 press release)

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
to contribute CAD $5.0 million each to defray the costs incurred by RIM in connection with the management-initiated voluntary review of RIM’s historical stock option granting practices, RIM’s co-CEO’s, Jim Balsillie and Mike Lazaridis, paid RIM a further CAD $2.5 million each in the third quarter of fiscal 2008 to defray the review costs incurred by RIM. These amounts were recorded net of income taxes as an increase to paid-in capital. On November 5, 2007, the Ontario Superior Court of Justice granted an order approving the settlement and issuing a representation order that binds all RIM shareholders to the terms of the agreement, except for those who have opted out. Approximately one hundred shareholders opted out of the settlement. Based on those who disclosed the number of shares held by them indicated that, combined, the opt-out shareholders hold approximately 27,400 shares (approximately 0.005% of all outstanding shares). However, certain opt-out shareholders did not disclose the number of shares held by them. On December 10, 2007, the Ontario Superior Court of Justice issued an order extending the opt-out deadline to January 22, 2008 for customers of Goldman Sachs Exchange & Clearing L.P., who did not receive notice of the settlement in the initial mailing. As a result of that extension, additional shareholders holding 47,080 shares as at the record date opted out.
From time to time, the Company is involved in other claims in the normal course of business. The following additional patent suits were filed against the Company since the end of fiscal 2008:
Aloft Media LLC. — On March 6, 2008, Aloft Media LLC filed a complaint against the Company in the Eastern District of Texas Marshall Division alleging infringement of United States Patent No. 7,330,715. This patent generally relates to transferring contact information using a cell phone.
FlashPoint Technology Inc. — On March 7, 2008, FlashPoint Technology Inc. filed a patent infringement lawsuit against Research In Motion LTD and Research In Motion Corporation in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 6,118,480, 6,177,956, 6,222,538, 6,223,190, 6,249,316, 6,486,914 and 6,504,575. These patents are generally directed to digital camera and imaging technologies.
Additional lawsuits, including purported class actions and derivative actions, may be filed based upon allegations substantially similar to those described in the Amended Notice of Application or otherwise relating to the Company’s historical stock option granting practices. Management assesses such claims and where considered likely to result in a material exposure and, where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
(c) Other
In fiscal 2007, the Company restated its consolidated balance sheet as of March 4, 2006 and its consolidated statements of operations, consolidated statements of cash flows, and consolidated statements of shareholders’ equity for the fiscal years ended March 4, 2006 and February 26, 2005, and the related note disclosure (the “Restatement”), to reflect additional non-cash stock compensation expense relating to certain historical stock-based awards. The Restatement did not result in a change in the Company’s previously reported revenues, total cash and cash equivalents or net cash provided by operating activities. The Restatement was the result of a voluntary internal review (the “Review”) by the Company of its historical stock option granting practices. The Review identified three significant types of accounting errors: the misapplication of U.S. GAAP as it relates to a “net settlement” feature contained in the Company’s stock option plan (the “Stock Option Plan”) until February 27, 2002, the misapplication of U.S. GAAP in the accounting for certain share awards granted prior to the adoption of the Stock Option Plan, and the misapplication of U.S. GAAP in the determination of an accounting measurement date for options granted after February 27, 2002. The Review determined that the Company failed

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
to maintain adequate internal and accounting controls with respect to the issuance of options in compliance with the Stock Option Plan, both in terms of how options were granted and documented, and the measurement date used to account for certain awards.
Each of the Securities and Exchange Commission, the Ontario Securities Commission and the office of the United States Attorney for the Southern District of New York has commenced investigations in connection with the Company’s stock option granting practices. The Company continues to cooperate with each of these agencies. While it is not possible to predict at this time what action may result from the investigations, the Company anticipates that RIM or certain of its directors or officers may be subject to potential enforcement action or prosecution, which if successful, could result in civil or criminal penalties or other remedies. Due to uncertainties related to the potential outcomes of the investigations, the Company is unable to assess what, if any, exposure or loss it may incur as a result of the outcomes of these investigations. As such, no amounts have been accrued in the Company’s financial statements for any potential loss.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
13. PRODUCT WARRANTY
The Company estimates its warranty costs at the time of revenue recognition based on historical warranty claims experience and records the expense in Cost of sales. The warranty accrual balance is reviewed quarterly to establish that it materially reflects the remaining obligation based on the anticipated future expenditures over the balance of the obligation period. Adjustments are made when the actual warranty claim experience differs from estimates.
The change in the Company’s accrued warranty obligations from February 26, 2005 to March 1, 2008 as well as the accrued warranty obligations as at March 1, 2008 are set forth in the following table:

Accrued warranty obligations at February 26, 2005	$14,657

Actual warranty experience during fiscal 2006	(24,669)
Fiscal 2006 warranty provision	28,180
Adjustments for changes in estimate	4,219

Accrued warranty obligations at March 4, 2006	22,387

Actual warranty experience during fiscal 2007	(38,554)
Fiscal 2007 warranty provision	49,736
Adjustments for changes in estimate	3,100

Accrued warranty obligations at March 3, 2007	36,669

Actual warranty experience during fiscal 2008	(68,166)
Fiscal 2008 warranty provision	116,045

Accrued warranty obligations at March 1, 2008	$84,548

14. GOVERNMENT ASSISTANCE
The Company previously entered into a development agreement with Technology Partnerships Canada (“TPC”), which provide partial funding for certain research and development projects.
The agreement with TPC is for a development project under which total contributions from TPC have been $23,300. The Company has fulfilled all prerequisite funding conditions and recorded all of the contributions as at February 28, 2004. This contribution will be repayable to TPC in the form of a royalty of 2.2% on gross business revenues, subject to the Company maintaining a minimum number of Canadian employees and to certain annual maximum amounts through 2015, not exceeding $46,000. The Company recorded $4,273 on account of TPC royalty repayment expense during fiscal 2008 (March 3, 2007 — $2,795; March 4, 2006 — $1,929).

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
15. EARNINGS PER SHARE
     The following table sets forth the computation of basic and diluted earnings per share.

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Net income for basic and diluted earnings per share available to common shareholders	$1,293,867	$631,572	$374,656

Weighted-average number of shares outstanding (000’s) — basic	559,778	556,059	566,742

Effect of dilutive securities: Employee stock options	13,052	15,750	21,726

Weighted-average number of shares and assumed conversions — diluted	572,830	571,809	588,468

Earnings per share — reported
Basic	$2.31	$1.14	$0.66
Diluted	$2.26	$1.10	$0.64

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
16. COMPREHENSIVE INCOME (LOSS)
The components of comprehensive income (loss) are shown in the following table:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Net income	$1,293,867	$631,572	$374,656

Net change in unrealized gains (losses) on available- for-sale investments	13,467	11,839	(5,888)

Net change in derivative fair value during the year, net of income taxes of $19,238 (March 3, 2007 - $7,124; March 4, 2006 - $9,539)	37,564	(13,455)	18,029
Amounts reclassified to earnings during the year, net of income taxes of $5,142 (March 3, 2007 - $4,197; March 4, 2006 - $6,000)	(9,232)	(7,926)	(11,344)

Comprehensive income	$1,335,666	$622,030	$375,453

The components of accumulated other comprehensive income (loss) are as follows:

	As at
	March 1,	March 3,	March 4,
	2008	2007	2006

Accumulated net unrealized gains (losses) on available- for-sale investments	$7,073	$(6,394)	$(18,233)
Accumulated net unrealized gains (losses) on derivative instruments	23,210	(5,122)	16,259

Total accumulated other comprehensive income (loss)	$30,283	$(11,516)	$(1,974)

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
17. SUPPLEMENTAL INFORMATION
(a) Cash flows resulting from net changes in working capital items are as follows:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Trade receivables	$(602,055)	$(254,370)	$(87,528)
Other receivables	(34,515)	(8,300)	(18,727)
Inventory	(140,360)	(121,238)	(42,034)
Other current assets	(26,161)	(16,827)	(11,876)
Accounts payable	140,806	47,625	11,031
Accrued liabilities	383,020	119,997	59,398
Accrued litigation and related expenses	—	—	(435,610)
Restricted cash	—	—	111,978
Income taxes payable	401,270	83,310	17,985
Deferred revenue	8,789	7,221	4,733

	$130,794	$(142,582)	$(390,650)

(b) Certain statement of cash flow information related to interest and income taxes paid is summarized as follows:

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Interest paid during the year	$518	$494	$483
Income taxes paid during the year	$216,095	$32,101	$2,449
(c) The following items are included in the accrued liabilities balance:

	As at
	March 1,	March 3,
	2008	2007

Marketing costs	$74,034	$39,186
Warranty (note 13)	84,548	36,669
Royalties	150,151	48,344
Other	381,709	163,430

	$690,442	$287,629

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Other accrued liabilities as noted in the above chart, include, among other things, salaries, payroll withholding taxes, incentive accruals, and airtime purchase costs, none of which are greater than 5% of the current liability balance.
(d) Additional information
Advertising expense, which includes media, agency and promotional expenses totalling $124,578 (March 3, 2007 — $67,738; March 4, 2006 — $32,606) is included in Selling, marketing and administration expense.
Selling, marketing and administration expense for the fiscal year includes a foreign currency exchange loss of $5,295 (March 3, 2007 — loss of $2,045; March 4, 2006 — loss of $2,519).
18. FINANCIAL INSTRUMENTS
Values of financial instruments outstanding were as follows:

	March 1, 2008
	Notional	Carrying	Estimated
	Amount	Amount	Fair Value

Assets (Liabilities)
Cash and cash equivalents	$—	$1,184,398	$1,184,398
Available-for-sale investments	$—	$1,154,098	$1,154,098
Long-term debt	$—	$(7,608)	$(7,830)
Currency forward contracts — asset	$991,884	$47,507	$47,507
Currency forward contracts — liability	$699,821	$(19,793)	$(19,793)

	March 3, 2007
	Notional	Carrying	Estimated
	Amount	Amount	Fair Value

Assets (Liabilities)
Cash and cash equivalents	$—	$677,144	$677,144
Available-for-sale investments	$—	$735,734	$735,734
Long-term debt	$—	$(6,613)	$(6,767)
Currency forward contracts — asset	$246,325	$5,115	$5,115
Currency forward contracts — liability	$575,406	$(12,406)	$(12,406)
For the Company’s trade receivables, other receivables, accounts payable and accrued liabilities, the fair values approximate their respective carrying amounts due to their short maturities. The fair value of investments is determined using observable market data based on quoted prices and interest rates. Where observable market data is unavailable due to a lack of trading activity, the Company utilizes internally developed models to estimate fair value. The fair value of currency forward contracts has been estimated using market quoted currency spot rates and interest rates. The fair value of long-term debt has been estimated using market quoted interest rates. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Changes in assumptions could have a significant effect on the estimates.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its functional currency, the U.S. dollar. The majority of the Company’s revenues in fiscal 2008 are transacted in U.S. dollars. Portions of the revenues are denominated in British Pounds, Canadian dollars, and Euros. Purchases of raw materials are primarily transacted in U.S. dollars. Other expenses, consisting of the majority of salaries, certain operating costs and manufacturing overhead are incurred primarily in Canadian dollars. At March 1, 2008 approximately 13% of cash and cash equivalents, 35% of trade receivables and 15% of accounts payable and accrued liabilities are denominated in foreign currencies (March 3, 2007 — 3%, 30% and 14%, respectively). These foreign currencies primarily include the British Pound, Canadian dollar, and Euro.
As part of its risk management strategy, the Company maintains net monetary asset and/or liability balances in foreign currencies and engages in foreign currency hedging activities using derivative financial instruments, including currency forward contracts and currency options. The Company does not use derivative instruments for speculative purposes. The principal currencies hedged include the British Pound, Canadian dollar, and Euro.
The Company has entered into forward contracts to hedge exposures relating to foreign currency anticipated transactions. These contracts have been designated as cash flow hedges, with the effective portion of the change in fair value initially recorded in other comprehensive income and subsequently reclassified to earnings in the period in which the cash flows from the associated hedged transactions affect earnings. Any ineffective portion of the change in fair value of the cash flow hedges is recognized in current period earnings. For fiscal years ending 2008, 2007 and 2006, the derivatives designated as cash flow hedges were considered to be fully effective with no resulting portions being designated as ineffective. The maturity dates of these instruments range from March 2008 to November 2010. As at March 1, 2008, the net unrealized gain on these forward contracts was approximately $34,593 (March 3, 2007 — net unrealized loss of $7,834; March 4, 2006 — net unrealized gain of $24,868). Unrealized gains associated with these contracts were recorded in Other current assets and Accumulated other comprehensive income. Unrealized losses were recorded in Accrued liabilities and Accumulated other comprehensive income. These derivative gains or losses are reclassified to earnings in the same period that the forecasted transaction affects earnings. In fiscal 2009, $24,545 of the net unrealized gain on the forward contracts will be reclassified to earnings.
The Company has entered into forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. These contracts have been designated as economic hedges that are not subject to hedge accounting, with gains and losses on the hedge instruments being recognized in earnings each period, offsetting the change in the U.S. dollar value of the hedged asset or liability. The maturity dates of these instruments are in March 2008. As at March 1, 2008, a net unrealized loss of $6,880 was recorded in respect of this amount (March 3, 2007 — unrealized gain of $542; March 4, 2006 — unrealized loss of $386). Unrealized gains associated with these contracts were recorded in Other current assets and Selling, marketing and administration. Unrealized losses were recorded in Accrued liabilities and Selling, marketing and administration.
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at March 1, 2008, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains was 40% (March 3, 2007 — nil; March 4, 2006 — 46%).

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at March 1, 2008, no single issuer represented more than 9% of the total cash, cash equivalents and investments (March 3, 2007- no single issuer represented more than 9% of the total cash, cash equivalents and investments).
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company does not currently utilize interest rate derivative instruments in its investment portfolio.
The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts that corresponds to the specific credit risk of its customers, historical trends and economic circumstances. The allowance for doubtful accounts as at March 1, 2008 is $2,016 (March 3, 2007- $1,824).
While the Company sells its products and services to a variety of customers, three customers comprised 19%, 14% and 10% of trade receivables as at March 1, 2008 (March 3, 2007 — two customers comprised 23% and 13%). Additionally, three customers comprised 21%, 15% and 12% of the Company’s revenue (March 3, 2007 - four customers comprised 19%, 14%, 11% and 11%; March 4, 2006 — four customers comprised 19%, 16%, 12% and 12%).
19. SEGMENT DISCLOSURES
The Company is organized and managed as a single reportable business segment. The Company’s operations are substantially all related to the research, design, manufacture and sales of wireless communications products, services and software.
Selected financial information is as follows:

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Revenue
Canada	$438,302	$222,517	$178,556
United States	3,528,858	1,756,608	1,335,402
United Kingdom	461,592	267,353	156,055
Other	1,580,643	790,625	395,832

	$6,009,395	$3,037,103	$2,065,845

Revenue
Canada	7.3%	7.3%	8.6%
United States	58.7%	57.9%	64.6%
United Kingdom	7.7%	8.8%	7.6%
Other	26.3%	26.0%	19.2%

	100.0%	100.0%	100.0%

	For the year ended
	March 1,	March 3,	March 4,
	2008	2007	2006

Revenue mix
Devices	$4,768,610	$2,215,951	$1,439,674
Service	860,641	560,116	383,021
Software	234,388	173,187	156,556
Other	145,756	87,849	86,594

	$6,009,395	$3,037,103	$2,065,845

	As at
	March 1,	March 3,
	2008	2007

Capital assets, intangible assets and goodwill
Canada	$1,166,451	$645,562
United States	60,354	50,321
United Kingdom	43,150	32,743
Other	20,443	7,067

	$1,290,398	$735,693

Total assets
Canada	$1,921,202	$948,671
United States	1,738,508	983,491
United Kingdom	1,669,366	1,029,243
Other	182,111	127,544

	$5,511,187	$3,088,949

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
20. SUBSEQUENT EVENT
On March 31, 2008, the Company entered into 2 separate patent assignment and license transactions. One agreement was to acquire a portfolio of patents for GSM technologies for a purchase price of 35 million Euros, or approximately $55 million based on current foreign exchange rates. The other agreement was to acquire a portfolio of patents relating to wireless communication technologies for a purchase price of $12 million. The patents will be recorded as non-current assets and amortized over their estimated useful lives.